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                                                                     EXHIBIT 2.2

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of February 28, 2005, is entered into between SOURCE INTERLINK COMPANIES, INC., a Missouri corporation ("SOURCE MISSOURI") and SOURCE INTERLINK COMPANIES, INC., a Delaware corporation and a wholly owned subsidiary of Source Missouri ("SOURCE DELAWARE").

                                    RECITALS

     WHEREAS, the board of directors of each of Source Missouri and Source Delaware deems it advisable, upon the terms and subject to the conditions herein stated, that Source Missouri be merged with and into Source Delaware, and that Source Delaware be the surviving corporation (the "REINCORPORATION MERGER"); and

     WHEREAS, Source Missouri will submit this Agreement to its shareholders for approval.

     NOW, THEREFORE, with the intent to be legally bound, the parties hereto agree as follows:

                                    ARTICLE I
                     REINCORPORATION MERGER; EFFECTIVE TIME

     1.1 Reincorporation Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2), Source Missouri shall be merged with and into Source Delaware whereupon the separate existence of Source Missouri shall cease. Source Delaware shall be the surviving corporation (sometimes hereinafter referred to as the "SURVIVING CORPORATION") in the Reincorporation Merger and shall continue to be governed by the laws of the State of Delaware. The Reincorporation Merger shall have the effects specified in the General Corporation Law of the State of Delaware, as amended (the "DGCL") and in the General and Business Corporation Law of the State of Missouri, as amended (the "MGBCL") and the Surviving Corporation shall succeed, without other transfer, to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of Source Missouri, and shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of Source Missouri, including, without limitation, all outstanding indebtedness of Source Missouri.

     1.2 Effective Time. Provided that the condition set forth in Section 5.1 has been fulfilled or waived in accordance with this Agreement and that this Agreement has not been terminated or abandoned pursuant to Section 6.1, on the date of the closing of the Reincorporation Merger, Source Missouri and Source Delaware shall cause Summary Articles of Merger to be executed and filed with the Secretary of State of the State of Missouri (the "MISSOURI ARTICLES OF MERGER") and a Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware (the "DELAWARE CERTIFICATE OF MERGER"). The

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Reincorporation Merger shall become effective upon the date and time specified in the Missouri Articles of Merger and the Delaware Certificate of Merger (the "EFFECTIVE TIME").

                                   ARTICLE II
                 CHARTER AND BYLAWS OF THE SURVIVING CORPORATION

     2.1 Certificate of Incorporation. The certificate of incorporation of Source Delaware in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until amended in accordance with the provisions provided therein or applicable law.

     2.2 Bylaws. The bylaws of Source Delaware in effect at the Effective Time shall be the bylaws of the Surviving Corporation, until amended in accordance with the provisions provided therein or applicable law.

                                   ARTICLE III
               OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

     3.1 Officers. The officers of Source Delaware at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal.

     3.2 Directors. The directors and the members of the various committees of the board of directors of Source Delaware at the Effective Time shall, from and after the Effective Time, be the directors and members of such committees of the Surviving Corporation, until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal.

                                   ARTICLE IV
                        EFFECT OF MERGER ON CAPITAL STOCK

     4.1 Effect of Merger on Capital Stock. At the Effective Time, as a result of the Reincorporation Merger and without any action on the part of Source Missouri, Source Delaware or the shareholders of Source Missouri:

          (a) Each share of common stock, par value $0.01 per share, of Source Missouri ("MISSOURI COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into one fully paid and non-assessable share of common stock, par value $0.01 per share, of Source Delaware ("DELAWARE COMMON STOCK"), with the same rights, powers and privileges as the shares so converted and all shares of Missouri Common Stock shall be cancelled and retired and shall cease to exist.

          (b) Each option, warrant, purchase right, unit or other security of Source Missouri issued and outstanding immediately prior to the Effective Time shall be converted into and shall be an identical security of Source Delaware, convertible into the right to acquire the same number of shares of Delaware Common Stock as the number of shares of Missouri


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Common Stock that were acquirable pursuant to such option, warrant, purchase right, unit or other security. The same number of shares of Delaware Common Stock shall be reserved for purposes of the exercise of such options, warrants, purchase rights, units or other securities as is equal to the number of shares of the Missouri Common Stock so reserved as of the Effective Time.

          (c) Each share of Delaware Common Stock owned by Source Missouri shall no longer be outstanding and shall be cancelled and retired and shall cease to exist.

     4.2 Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of Missouri Common Stock, or options, warrants, purchase rights, units or other securities of Source Missouri, shall be deemed for all purposes to evidence ownership of and to represent shares of Delaware Common Stock, or options, warrants, purchase rights, units or other securities of Source Delaware, as the case may be, into which the shares of Missouri Common Stock, or options, warrants, purchase rights, units or other securities of Source Missouri, represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Delaware Common Stock, or options, warrants, purchase rights, units or other securities of Source Delaware, as the case may be, evidenced by such outstanding certificate, as above provided.

                                    ARTICLE V
                                    CONDITION

     5.1 Condition to Each Party's Obligation to Effect the Reincorporation Merger. The respective obligation of each party hereto to effect the Reincorporation Merger is subject to receipt prior to the Effective Time of the requisite approval of this Agreement and the transactions contemplated hereby by the holders of two-thirds (2/3) of issued and outstanding Missouri Common Stock pursuant to the MGBCL and the articles of incorporation and bylaws of Source Missouri.

                                   ARTICLE VI
                                   TERMINATION

     6.1 Termination. This Agreement may be terminated, and the Reincorporation Merger may be abandoned by the board of directors of Source Missouri, at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of Source Missouri, if the board of directors of Source Missouri determines for any reason, in its sole judgment and discretion, that the consummation of the Reincorporation Merger would be inadvisable or not in the best interests of Source Missouri and its shareholders. In the event of the termination and abandonment of this Agreement, this Agreement shall become null and void


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and have no effect, without any liability on the part of either Source Missouri or Source Delaware, or any of their respective shareholders, directors or officers.

                                   ARTICLE VII
                            MISCELLANEOUS AND GENERAL

     7.1 Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement; provided, however, that an amendment made subsequent to the approval of this Agreement by the holders of Missouri Common Stock shall not
(i) alter or change the amount or kind of shares and/or rights to be received in exchange for or on conversion of all or any of the shares or any class or series thereof of such corporation, (ii) alter or change any provision of the certificate of incorporation of the Surviving Corporation to be effected by the Reincorporation Merger, or (iii) alter or change any of the terms or conditions of this Agreement it such alteration or change would adversely affect the holders of any class or series of capital stock of any of the parties hereto.

     7.2 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     7.3 Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware without regard to the conflict of law principles thereof.

     7.4 Entire Agreement. This Agreement constitutes the entire agreement, and supercedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

     7.5 No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     7.6 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is determined by any court or other authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     7.7 Headings. The headings therein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

                            [SIGNATURE PAGE FOLLOWS]

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               SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER


      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.


                                    SOURCE INTERLINK COMPANIES, INC.,
                                    a Missouri corporation


                                    By:/s/ Jason S. Flegel
                                       ---------------------------------------
                                       Jason S. Flegel, Executive Vice
                                       President


                                    SOURCE INTERLINK COMPANIES, INC.
                                    a Delaware corporation


                                    By:  /s/Douglas J. Bates
                                         -------------------------------------
                                    Douglas J. Bates, Secretary